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EXHIBIT 21

SUBSIDIARIES OF CVF TECHNOLOGIES CORPORATION

1.    SRE Controls Inc
2.    Dantec Corporation
3.    Biorem Technologies Inc.
4.    Gemprint(TM)Corporation
5.    Ecoval Corporation
6.    CVF Capital Management Corporation
7.    CVF Technologies International, Inc.
8.    Eastview Marketing One LLC
9.    Grand Island Marketing Two LLC
10.   Grand Island Marketing Inc.
11.   Petrozyme Technologies Inc.
12.   IMT Systems Inc.
13.   RDM Corporation
14.   TurboSonic Technologies, Inc.
15.   WZ.COM INC.